Kohl's Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of five initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 13, 2010 --Kohl's Corporation (NYSE: KSS) today held its annual shareholders meeting. Following are the preliminary results for the five initiatives voted upon by shareholders:

  Kohl's shareholders re-elected Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, Kevin Mansell, Frank V. Sica, Peter M. Sommerhauser, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with each director receiving more than 91 percent of the votes cast.

  A proposal to ratify the appointment of Ernst & Young LLP as Kohl's independent registered public accounting firm received approximately 98 percent of the votes cast.

  A proposal to approve Kohl's 2010 Long Term Compensation Plan received approximately 88 percent of the votes cast.

  A shareholder proposal to adopt a simple majority vote requirement for shareholder voting received approximately 74 percent of the votes cast.

  A shareholder proposal to require the chairman of the board of directors to be an independent director received approximately 17 percent of the votes cast.

Kohl's 10-K, proxy and information about the company's 2009 financial performance are available at www.kohlscorporation.com.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,067 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares for Kids(R) philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Contacts

Investor Relations: Wes McDonald, 262-703-1893
Media Relations: Vicki Shamion, 262-703-1464